EXHIBIT 10.42

BIODRAIN MEDICAL, INC.
699 Minnetonka Highlands Lane
Orono, Minnesota 55356-9728.
(612) 850-9460

June 9, 2008

To: Current BioDrain Medical, Inc. equityholders

RE: 510(K) APPROVAL AND STOCK ISSUANCE

Dear Current Equityholder:

As you may know, BioDrain Medical, Inc., a Minnesota corporation (“BioDrain” or the “Company”), will be closing an equity financing of more than $800,000 and no less than $1.2 million this week (“Offering”) with certain investors (“Investors”).  With a portion of the proceeds of this financing, BioDrain will complete preparation and submit its 510(K) filing with the Food and Drug Administration for its primary product, the Fluid Management Systems, as a Class II product.

Management and the Investors expect that the FDA will approve this application within 12 months.  However, upon the earlier to occur of the FDA (i) rejects the application or (ii) does not approve the application within 12 months, then the Investors holding a majority of common stock (“Majority-in-Interest Investors”) sold during that Offering shall at any time be able to cause the Company to take the following events to occur upon their election.

1.           All Company assets shall be distributed to a wholly-owned subsidiary (“Privco”).  Privco will have the identical number of common shares outstanding as the Company.

2.           Current Equityholders, including you, will cancel all Company stock, options, and warrants you hold and no longer own any Company equity.

3.           In consideration of such cancellation, you will receive Privco stock and options so that you have the same percentage ownership of Privco that you had in the Company.  Company will retain the rest of Privco equity.

4.           All your Company stock options, warrants, convertible debt (if any) will be cancelled and replaced with Privco stock options, warrants and convertible debt at substantially same terms of the Company securities.

5.           Company will have new directors and officers selected by Investors.

Current Equityholders of BioDrain
June 9, 2008

Your stock certificate will be required to include a separate legend until this restriction lapses in 12 months.  The legend shall state the stock certificate may not be sold or otherwise transferred until the restriction has terminated.  The Majority-in-Interest Investors are a third party beneficiary to this acknowledgement and this letter agreement may not be amended without their consent.

Very truly yours, BIODRAIN MEDICAL By:/s/ Kevin Davidson Kevin Davidson, President

On behalf of the holder of BioDrain common stock, options, warrants or convertible debt, I have read the above letter and agree to its terms.

Date:

Shareholder Name:

Shareholder Signature:

Title:
(if shareholder is an entity, such as a partnership, corporation or trust)